UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 4, 2010

Lifevantage Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11545 W. Bernardo Court, Suite 301, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2010, we entered into a securities purchase agreement with accredited investors pursuant to which we sold $1,851,000 of 8% convertible debentures and warrants to purchase shares of our common stock with an exercise price of $0.50 per share. Each investor received a debenture in the principal amount equal to such investor’s aggregate subscription amount less the amount equal to the quotient obtained by dividing such aggregate subscription amount by $1,000. The debenture is convertible into shares of our common stock at any time at the discretion of the holder at a conversion price per share of $0.20, subject to adjustment including anti-dilution protection. Each investor also received a warrant to purchase that number of shares of our common stock that equals 50% of the quotient obtained by dividing such investor’s aggregate subscription amount by $0.20. In exchange for the $1,851,000 we received, we issued debentures in the aggregate principal amount of $1,849,149 and warrants to purchase an aggregate of 4,627,500 shares of our common stock.

One of the investors in this financing was Mike Lu, one of our directors. In September 2009, Mr. Lu loaned us $500,000 pursuant to the terms of a promissory note. Under the terms of that promissory note, we agreed to repay the $500,000 to Mr. Lu on or before March 24, 2010, along with simple interest payable on the unpaid principal balance equal to 3% per calendar month. The principal amount of the note, $500,000, was cancelled in connection with the financing described above and in exchange we issued to Mr. Lu the following securities: an 8% convertible debenture in the original principal amount of $499,500 and a warrant to purchase 1,250,000 shares of our common stock with an exercise price of $0.50 per share. Concurrent with the closing, we paid Mr. Lu the interest owed under the terms of the promissory note and all obligations and rights of the respective parties under that note were terminated.

The following summarizes the terms of the debentures we agreed to issue:

Term: Due and payable on the second anniversary of the date of issuance.

Interest: Interest is payable quarterly in cash at the rate of 8% per annum beginning on April 1, 2010, on each conversion date (as to the principal amount being converted) and on the maturity date.

Principal Payment: The principal amount, if not paid earlier, is due and payable on the second anniversary of the date of issuance.

Early Redemption: We have the right to redeem the debenture before maturity by payment in cash of 100% of the then outstanding principal amount plus accrued and unpaid interest. To redeem the debenture we must meet certain equity conditions. The payment of the debenture would occur on the 10th trading day following the date we gave the holder notice of our intent to redeem the debenture. We agreed to honor any notices of conversion that we receive from the holder before the date we pay off the debenture.

Voluntary Conversion: The debenture is convertible at anytime at the discretion of the holder at a conversion price per share of $0.20, subject to adjustment including anti-dilution protection.

Covenants: The debenture imposes certain covenants on us including restrictions against incurring additional indebtedness and paying cash dividends or distributions on shares of our outstanding common stock. The debentures define certain events of default, including delisting of our common stock, a change in control, or our reporting requirements under the Securities Exchange of Act of 1934 are suspended or terminate. In the event of default, generally, the holder has the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding plus accrued interest and unpaid interest.

The foregoing summary of the terms of the securities we issued and the terms of the agreements related to the financing is qualified in its entirety by reference to the form of securities purchase agreement, debenture and warrant, which will be filed as exhibits to our periodic report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The investors in our financing were accredited investors as such term is defined in Rule 501 of the Securities Act. The securities were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

The maximum number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants we issued on February 4, 2010 is, respectively, 9,245,745 and 4,627,500, assuming the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and/or exercise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifevantage Corporation

February 4, 2010	By:	/s/ Carrie E. Carlander

Name: Carrie E. Carlander
Title: Chief Financial Officer, Secretary & Treasurer